At EMAK Worldwide, Inc.:
Media and investor inquiries:
Lisa Mueller
Director, Investor Relations
(323) 932-4034
For Immediate Release
EMAK Worldwide Appoints New Independent Auditors
     LOS ANGELES, July 11, 2006 – EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, announced today that the Audit Committee of its Board of Directors has appointed Deloitte & Touche LLP as the Company’s independent auditors to replace PricewaterhouseCoopers LLP, effective immediately. The engagement will commence with the review of the Company’s financial results for the second quarter ending June 30, 2006.
     In its continuing, active examination of EMAK’s cost structure, the Audit Committee determined that it would be in the best interest of shareholders to solicit bids for independent auditing services based on certain cost and service criteria. The decision to change auditors was not the result of any disagreement between the Company and PricewaterhouseCoopers on matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.
     “We are grateful to PricewaterhouseCoopers for their hard work and professionalism over the past four years and have truly enjoyed working with them,” said Howard D. Bland, Chairman of the Audit Committee. “After a careful review process, we are pleased to have selected Deloitte & Touche as EMAK’s new independent auditors and look forward to our new relationship with them.”
About EMAK Worldwide
     EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products,
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EMAK Worldwide Appoints New Independent Auditors

promotion, event marketing, collaborative marketing, and environmental branding. The Company’s clients include Burger King Corporation, Frito-Lay, Kellogg’s, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.
Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2006 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company.
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